Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated June 19, 2009

The ARNs are being offered by Bank of America Corporation (“BAC”). The ARNs will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms” (together, the “Note Prospectus”). Investing in the ARNs involves a number of risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-9 of product supplement ARN-2.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC. References to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

In connection with this offering, each of MLPF&S, its broker-dealer affiliate First Republic Securities Company, LLC (“First Republic”), and Banc of America Investment Services, Inc. (“BAI”) is acting as our selling agent. Each of MLPF&S and First Republic is acting in its capacity as principal, and BAI will use its best efforts to sell the ARNs.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Selling discount (1)	$0.20	$
Proceeds, before expenses, to Bank of America Corporation	$9.80	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.95 per unit and $.15 per unit, respectively.

*Depending on the date the ARNs are priced for initial sale to the public (the “pricing date”), which may be in July or August 2009, the settlement date may occur in July or August 2009 and the maturity date may occur in September or October 2010. Any reference in this term sheet to the month in which the pricing date, settlement date, or maturity date will occur is subject to change as specified above.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of our subsidiary, Merrill Lynch & Co., Inc.

Nikkei 225 Index is a trade or service mark of Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.) and is licensed for use by us. The ARNs have not been passed on by Nikkei Inc. as to their legality or suitability. The ARNs are not issued, endorsed, sold or promoted by Nikkei Inc. NIKKEI INC. MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE ARNS.

Merrill Lynch & Co.	Banc of America Investment Services, Inc.

July     , 2009

                    Units

Accelerated Return Notes®

Linked to the Nikkei 225 Index, due October     , 2010 $10 principal amount per unit

Term Sheet No. Expected Pricing Date* Settlement Date* Maturity Date*

CUSIP No.

July     , 2009

August     , 2009

October     , 2010

Accelerated Return Notes®

• 3-to-1 upside exposure to increases in the level of the Nikkei 225 Index,

subject to a cap of 13.00% to 17.00%

• A maturity of approximately 14 months

• 1-to-1 downside exposure, with no downside limit

• No periodic interest payments

• No listing on any securities exchange

• This debt is not guaranteed under the Federal Deposit Insurance Corporation’s

Temporary Liquidity Guarantee Program

Summary

The Accelerated Return Notes® Linked to the Nikkei 225 Index, due October     , 2010 (the “ARNs”) are our senior unsecured debt securities and are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The ARNs will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the ARNs, including any repayment of principal, will be subject to the credit risk of BAC. The ARNs provide a leveraged return for investors, subject to a cap, if the level of the Nikkei 225 Index (the “Index”) increases moderately from the Starting Value of the Index, determined on the pricing date, to the Ending Value of the Index, determined during the Maturity Valuation Period. Investors must be willing to forgo interest payments on the ARNs and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price of the ARNs.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ARN-2.

Terms of the ARNs

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	Nikkei 225 Index (Index symbol: “NKY”)
Starting Value:	The closing level of the Index on the pricing date. The Starting Value will be determined on the pricing date and will be set forth in the final term sheet made available in connection with sales of the ARNs.
Ending Value:	The average of the closing levels of the Index on each scheduled calculation day during the Maturity Valuation Period. If it is determined that a scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described in product supplement ARN-2.
Capped Value:	$11.30 to $11.70 per unit of the ARNs, which represents a return of 13.00% to 17.00% over the Original Offering Price. The actual Capped Value of the ARNs will be determined on the pricing date and will be set forth in the final term sheet made available in connection with sales of the ARNs.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date, determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the ARNs.
Calculation Agent:	MLPF&S, a subsidiary of BAC

Determining the Redemption

Amount for the ARNs

On the maturity date, you will receive a cash payment per unit of the ARNs (the “Redemption Amount”) calculated as follows:

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the ARNs, based upon the Participation Rate of 300% and a hypothetical Capped Value of $11.50 (a 15.00% return), the midpoint of the Capped Value range of $11.30 to $11.70. The green line reflects the hypothetical returns on the ARNs, while the dotted gray line reflects the hypothetical returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value, Capped Value, and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are three examples of Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon the Participation Rate of 300%, a hypothetical Starting Value of 10,135.82 (the closing level of the Index on June 12, 2009), and a hypothetical Capped Value of $11.50 (per unit), the midpoint of the Capped Value range of $11.30 and $11.70:

Example 1 — The hypothetical Ending Value is 80% of the hypothetical Starting Value:

Hypothetical Starting Value:	10,135.82
Hypothetical Ending Value:	8,108.66

$10 ×	(8,108.66)	= $8.00
10,135.82

Redemption Amount (per unit) = $8.00

Example 2 — The hypothetical Ending Value is 102% of the hypothetical Starting Value:

Hypothetical Starting Value:	10,135.82
Hypothetical Ending Value:	10,338.54

$10 +	[	$10 × 300% x	(10,338.54 - 10,135.82)	]	= $10.60
10,135.82

Redemption Amount (per unit) = $10.60

Example 3 — The hypothetical Ending Value is 120% of the hypothetical Starting Value:

Hypothetical Starting Value:	10,135.82
Hypothetical Ending Value:	12,162.98

$10 +	[	$10 × 300% x	(12,162.98 - 10,135.82)	]	= $16.00
10,135.82

Redemption Amount (per unit) = $11.50 (The Redemption Amount cannot be greater than the Capped Value.)

The following table illustrates, for a hypothetical Starting Value of 10,135.82 (the closing level of the Index on June 12, 2009) and a range of hypothetical Ending Values of the Index:

▪	the percentage change from the hypothetical Starting Value to the hypothetical Ending Value;
▪	the hypothetical Redemption Amount per unit of the ARNs (rounded to two decimal places);
▪	the total rate of return to holders of the ARNs;
▪	the pretax annualized rate of return to holders of the ARNs; and
▪

the pretax annualized rate of return of a hypothetical investment in the stocks included in the Index, which includes an assumed aggregate dividend yield of 1.90% per annum, as more fully described below.

The table below assumes a hypothetical Capped Value of $11.50 (per unit), the midpoint of the Capped Value range of $11.30 and $11.70.

Hypothetical Ending Value	Percentage Change from the Hypothetical Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit	Total Rate of Return on the ARNs	Pretax Annualized Rate of Return on the ARNs (1)	Pretax Annualized Rate of Return of the Stocks Included in the Index (1)(2)
5,067.91	-50.00%	$5.00	-50.00%	-51.40%	-49.14%
6,081.49	-40.00%	$6.00	-40.00%	-39.32%	-37.18%
7,095.07	-30.00%	$7.00	-30.00%	-28.35%	-26.30%
8,108.66	-20.00%	$8.00	-20.00%	-18.24%	-16.25%
9,122.24	-10.00%	$9.00	-10.00%	-8.83%	-6.89%
9,324.95	-8.00%	$9.20	-8.00%	-7.02%	-5.09%
9,527.67	-6.00%	$9.40	-6.00%	-5.23%	-3.31%
9,730.39	-4.00%	$9.60	-4.00%	-3.47%	-1.55%
9,933.10	-2.00%	$9.80	-2.00%	-1.72%	0.19%
10,135.82(3)	0.00%	$10.00	0.00%	0.00%	1.90%
10,338.54	2.00%	$10.60	6.00%	5.06%	3.60%
10,541.25	4.00%	$11.20	12.00%	9.95%	5.28%
10,743.97	6.00%	$11.50(4)	15.00%	12.35%	6.94%
10,946.69	8.00%	$11.50	15.00%	12.35%	8.59%
11,149.40	10.00%	$11.50	15.00%	12.35%	10.21%
12,162.98	20.00%	$11.50	15.00%	12.35%	18.11%
13,176.57	30.00%	$11.50	15.00%	12.35%	25.64%
14,190.15	40.00%	$11.50	15.00%	12.35%	32.85%
15,203.73	50.00%	$11.50	15.00%	12.35%	39.77%

(1)	The annualized rates of return specified in this column are calculated on a semi-annual bond equivalent basis and assume an investment term from June 17, 2009 to August 17, 2010, a term expected to be similar to that of the ARNs.

(2)	This rate of return assumes:

(a)	a percentage change in the aggregate price of the stocks included in the Index that equals the percentage change in the level of the Index from the hypothetical Starting Value to the relevant hypothetical Ending Value;

(b)	a constant dividend yield of 1.90% per annum, paid quarterly from the date of initial delivery of the ARNs, applied to the level of the Index at the end of each quarter, assuming this level increases or decreases linearly from the hypothetical pricing date to the relevant hypothetical Ending Value; and

(c)	no transaction fees or expenses.

(3)	This is the hypothetical Starting Value, the closing level of the Index on June 12, 2009. The actual Starting Value will be determined on the pricing date and will be set forth in the final term sheet made available in connection with sales of the ARNs.

(4)	The Redemption Amount per unit of the ARNs cannot exceed the hypothetical Capped Value of $11.50 (the midpoint of the Capped Value range of $11.30 and $11.70). The actual Capped Value will be determined on the pricing date and will be set forth in the final term sheet made available in connection with sales of the ARNs.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total and pretax annualized rates of return will depend on the actual Starting Value, Ending Value, Capped Value, and the term of your investment.

Risk Factors

An investment in the ARNs involves significant risks. The following is a list of certain of the risks involved in investing in the ARNs. You should carefully review the more detailed explanation of risks relating to the ARNs in the “Risk Factors” sections included in product supplement ARN-2 and the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the ARNs.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your return, if any, is limited to the return represented by the Capped Value.

▪	Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Index.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the ARNs while providing the selling agents with compensation for their services, we have considered the costs of developing, hedging, and distributing the ARNs.

▪	A trading market is not expected to develop for the ARNs.

▪	The Redemption Amount will not be affected by all developments relating to the Index.

▪	Nikkei Inc. may adjust the Index in a way that affects its level, and Nikkei Inc. has no obligation to consider your interests.

▪

You will have no rights as a holder of the securities represented by the Index, and you will not be entitled to receive any of those securities or dividends or other distributions by the issuers of those securities.

▪	Your return on the ARNs may be affected by factors affecting the international securities markets.

▪	We do not control any company included in the Index and are not responsible for any disclosure made by any other company.

▪

If you attempt to sell ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Payments on ARNs are subject to our credit risk, and changes in our credit ratings are expected to affect the value of ARNs.

▪	Purchases and sales by us and our affiliates may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the ARNs and their market value.

▪	Our business activities relating to the companies represented by the Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of ARNs are uncertain, and may be adverse to a holder of ARNs. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” in product supplement ARN-2.

Investor Considerations

You may wish to consider an investment in the ARNs if:

▪	You anticipate that the level of the Index will increase moderately from the Starting Value to the Ending Value.

▪	You accept that your investment may result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the ARNs will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the ARNs, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept that a trading market is not expected to develop for the ARNs. You understand that secondary market prices for the ARNs, if any, will be affected by various factors, including our perceived creditworthiness.

The ARNs may not be an appropriate investment for you if:

▪

You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value or that the Index will not increase sufficiently over the term of the ARNs to provide you with your desired return.

▪	You seek principal protection or preservation of capital.

▪	You seek a return on your investment that will not be capped at a percentage that will be between 13.00% and 17.00% over the Original Offering Price.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek assurances that there will be a liquid market if and when you want to sell the ARNs prior to maturity.

Other Terms of the ARNs

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement ARN-2.

A “Market Measure Business Day” means a day on which:

(1) the New York Stock Exchange, The NASDAQ Stock Market, and the Tokyo Stock Exchange (“TSE”), or their successors, are open for trading; and

(2) the Market Measure or any successor thereto is calculated and published.

Other Provisions

We may deliver the ARNs against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the ARNs occurs more than three business days from the pricing date, purchasers who wish to trade ARNs more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from BAC.

Supplement to the Plan of Distribution

MLPF&S, First Republic, and BAI, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in the distribution of the ARNs. Accordingly, offerings of the ARNs will conform to the requirements of NASD Rule 2720. MLPF&S and First Republic will purchase ARNs as principal, while BAI will use its best efforts to sell the ARNs. In the original offering of the ARNs, the ARNs will be sold in minimum investment amounts of 100 units.

MLPF&S, First Republic, and BAI may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the ARNs but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S, First Republic, and BAI may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Nikkei Inc., which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of Nikkei Inc. discontinuing publication of the Index are discussed in the section of product supplement ARN-2 entitled “Description of ARNs—Discontinuance of a Market Measure.” None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

The Index is a stock index calculated, published, and disseminated by Nikkei Inc. that measures the composite price performance of selected Japanese stocks. The Index is currently based on 225 stocks (each, an “Index Stock”) trading on the TSE and represents a broad cross-section of Japanese industry. All 225 of the Index Stocks that are components of the Index are stocks listed in the First Section of the TSE. Index Stocks listed in the First Section are among the most actively traded stocks on the TSE. Futures and options contracts on the Index are traded on the Singapore International Monetary Exchange, the Osaka Securities Exchange, and the Chicago Mercantile Exchange.

The Index is a modified, price-weighted index. Each Index Stock’s weight in the Index is based on its price per share rather than the total market capitalization of the issuer. Nikkei Inc. calculates the Index by multiplying the per share price of each Index Stock by the corresponding weighting factor for that Index Stock (a “Weight Factor”), calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set on May 16, 1949 at 225, was set at 24.656 on April 12, 2009, and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Index Stock, so that the share price of each Index Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. Each Weight Factor represents the number of shares of the related Index Stock which are included in one trading unit of the Index. The stock prices used in the calculation of the Index are those reported by a primary market for the Index Stocks, currently the TSE. The level of the Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the level of the Index in the event of certain changes due to non-market factors affecting the Index Stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits, or distributions of assets to stockholders, the divisor used in calculating the Index may be adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. In the event of a change affecting any Index Stock, the divisor will be adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new divisor, i.e., the level of the Index immediately after the change, will equal the level of the Index immediately prior to the change.

Index Stocks may be deleted from or added to the Index by Nikkei Inc. However, to maintain continuity in the Index, the general policy of Nikkei Inc. is not to alter the composition of the Index Stocks except when an Index Stock is deleted in accordance with certain criteria. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Index Stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock or transfer of the stock to the “Seiri Post” because of excess debt of the issuer or because of any other reason; or transfer of the stock to the Second Section of the TSE. Upon deletion of a stock from the Index, Nikkei Inc. will select, in accordance with certain criteria established by it, a replacement for the deleted Index Stock. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei Inc. to be representative of a market may be added to the Index Stocks. As a result, an existing Index Stock with low trading volume and not representative of a market will be deleted.

Nikkei Inc. is under no obligation to continue the calculation and dissemination of the Index. The ARNs are not sponsored, endorsed, sold, or promoted by Nikkei Inc. No inference should be drawn from the information contained in this term sheet that Nikkei Inc. makes any representation or warranty, implied or express, to us, any holder of the ARNs, or any member of the public regarding the advisability of investing in securities generally or in the ARNs in particular or the ability of the Index to track general stock market performance of Japan. Nikkei Inc. has no obligation to take our needs or the needs of any holder of the ARNs into consideration in determining, composing, or calculating the Index. Nikkei Inc. is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the ARNs to be issued, or in the determination or calculation of the equation by which the ARNs are to be settled in cash. Nikkei Inc. has no obligation or liability in connection with the administration or marketing of the ARNs.

Neither we nor any of our affiliates, including the calculation agent, accept any responsibility for the calculation, maintenance, or publication of the Index or any Successor Index. Nikkei Inc. disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the Ending Value or the amount payable on the ARNs at maturity.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours for most products listed on the TSE are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Index on a trading day will generally be available in the U.S. by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Index may be limited by price limitations or special quotes, or by suspension of trading, on individual Index Stocks, and these limitations, in turn, may adversely affect the market value of the ARNs.

The following graph sets forth the monthly historical performance of the Index in the period from January 2004 through May 2009. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the ARNs may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the ARNs. On June 12, 2009, the closing level of the Index was 10,135.82.

Before investing in the ARNs, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index generally and financial markets exhibiting greater volatility than in earlier periods.

License Agreement

We have entered into an agreement with Nikkei Inc. providing us and any of our affiliated or subsidiary companies identified in that agreement with a non-exclusive license and, in exchange for a fee, with the right to use the Index, which is owned by Nikkei Inc. Nikkei Digital Media, Inc., a wholly owned subsidiary of Nikkei Inc., calculates and disseminates the Index under an exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media, Inc. are collectively referred to as the “Nikkei Index Sponsor.”

The license agreement requires that the following language be stated in this term sheet:

The ARNs are not in any way sponsored, endorsed, or promoted by the Nikkei Index Sponsor. The Nikkei Index Sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the Index or the figure as to which the Index stands on any particular day or otherwise. The Index is compiled and calculated solely by the Nikkei Index Sponsor. However, the Nikkei Index Sponsor shall not be liable to any person for any error in the Index and the Nikkei Index Sponsor shall not be under any obligation to advise any person, including you or us, of any error therein.

In addition, the Nikkei Index Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the Index and is under no obligation to continue the calculation, publication, and dissemination of the Index.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the ARNs, including the following:

▪

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the ARNs for all tax purposes as a single financial contract with respect to the Index that requires you to pay us at inception an amount equal to the purchase price of the ARNs and that entitles you to receive at maturity an amount in cash based upon the performance of the Index.

▪

Under this characterization and tax treatment of the ARNs, upon receipt of a cash payment at maturity or upon a sale or exchange of the ARNs prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you held the ARNs for more than one year.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the ARNs. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement ARN-2, which you should carefully review prior to investing in the ARNs.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the ARNs, we intend to treat the ARNs for all tax purposes as a single financial contract with respect to the Index that requires the investor to pay us at inception an amount equal to the purchase price of the ARNs and that entitles the investor to receive at maturity an amount in cash based upon the performance of the Index. Under the terms of the ARNs, we and every investor in the ARNs agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the ARNs as described in the preceding sentence. This discussion assumes that the ARNs constitute a single financial contract with respect to the Index for U.S. federal income tax purposes. If the ARNs did not constitute a single financial contract, the tax consequences described below would be materially different.

This characterization of the ARNs is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the ARNs or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the ARNs are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement ARN-2. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the ARNs, including possible alternative characterizations.

Settlement At Maturity or Sale or Exchange Prior to Maturity. Assuming that the ARNs are properly characterized and treated as single financial contracts with respect to the Index for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale or exchange of the ARNs prior to maturity, a U.S. Holder (as defined in product supplement ARN-2) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the ARNs. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the ARNs for more than one year. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes. On December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the ARNs. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the ARNs should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the ARNs, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the ARNs for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the ARNs, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement ARN-2.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the ARNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The ARNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the ARNs.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement ARN-2 dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003416/g18702p4e424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the ARNs, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.

[LETTERHEAD OF MCGUIREWOODS LLP]

June 19, 2009

VIA EDGAR

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

            RE: Bank of America Corporation

                  Registration Statement on Form S-3

                  (Registration No. 333-158663)

Ladies and Gentlemen:

On behalf of Bank of America Corporation, a Delaware corporation (the “Registrant”), and pursuant to Rule 433 of the Securities Act of 1933, as amended, we are transmitting herewith for filing with the Securities and Exchange Commission the Registrant’s Free Writing Prospectus dated June 19, 2009.

Please do not hesitate to call me at (704) 343-2029, if you have any questions with respect to this filing.

Very truly yours,
/s/ GREGORY R. KILPATRICK
Gregory R. Kilpatrick

GRK/cws

Enclosure

Cc: NYSE Arca